Exhibit 10.6

Summary of Standard Compensatory Arrangement for Non-Employee Directors
of the Principal Financial Group, Inc. Board of Directors

        The Principal Financial Group, Inc. board of directors passed a resolution concerning compensation of non-employee directors at meetings held August 16-17, 2004. Pursuant to the resolution, effective November 29, 2004, in addition to compensation paid pursuant to the Principal Financial Group, Inc. Directors' Stock Plan, Directors who are not officers of the Company shall receive the following amounts to be paid in cash:

  1.
  An annual retainer of $45,000 for Board service.

  2.
  A meeting fee of $2,500 per day for attendance in person at each regular or special meeting of the Board.

  3.
  An annual retainer of $15,000 for service as chair of the Audit Committee; an annual retainer of $10,000 for service as chair of the Human Resources Committee or the Nominating and Governance Committee; an annual retainer of $5,000 for service as the presiding director of the board or as chair of any other standing or ad hoc committee of the Board.

  4.
  A committee meeting fee of $1,500 for attendance in person as a regular or invited member of the Executive Committee, a standing committee or an ad hoc committee unless the meeting occurs on the day before or on the day of the Board meeting, in which case the meeting fee will be $1,300. A meeting fee will be paid for each day on which the committee meets.

  5.
  A committee or Board meeting fee of $1,000 for participating in a telephone conference call or videoconference meeting or participants by telephone or videoconference at the request of the chair as a regular or invited member.

  6.
  Reimbursement for the expenses of attendance at a Board, Executive Committee, standing committee or ad hoc committee meeting.

        The Chairman of the Board has the authority to pay comparable fees and expenses to Board members and former Board members in connection with attendance at other meetings or functions at the request of the Chairman.

        The Chairman of the Board has the authority to determine retainers, fees and other amounts payable to Board members who start or cease to serve as such during a Board year or prior to the expiration of a term.

        Pursuant to the Directors Stock Plan, non-employee directors also receive options to purchase shares of Principal Financial Group, Inc. Common Stock, equal to $24,000 in Black-Scholes value at grant, at each annual meeting of shareholders. Except as otherwise determined by the Nominating and Governance Committee of the Board of Directors, these options become exercisable in four approximately equal installments on the third, sixth, ninth, and twelfth-month anniversaries of the grant date, unless a director decides not to run for re-election at the end of his or her full term, in which case the options granted become exercisable in four approximately equal installments on the third, sixth, and ninth-month anniversaries of the grant date, and on the date that the director's full term of office expires. In addition, each non-employee director receives $75,000 in restricted stock units upon election/re-election to office. Unless otherwise determined by the Nominating and Governance Committee, the forfeiture restrictions with respect to the restricted stock units will lapse in substantially equal installments from the date of grant to the date of the end of the term of such director's class, so that portions of each award vest four times per year. The Company proposes to revise the equity component of non-employee director compensation in a new Directors Stock Plan subject to shareholder approval and described in the proxy statement for the 2005 annual meeting of shareholders.

        Non-employee directors may defer the receipt of the payment of all or a portion of their retainer and attendance fees under the Company's Deferred Compensation Plan for Non-Employee Directors. Amounts deferred track the performance of Principal Financial Group, Inc. common stock. Distributions from the plan are settled upon retirement from the Board.